Exhibit (a)(1)(v)

Notice to Repurchase for Cash up to 433,673 of

the Issued and Outstanding Shares of

The Central Europe, Russia and Turkey Fund, Inc. at 98% of its Net Asset Value Per Share

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Repurchase, dated June 25, 2015, of The Central Europe, Russia and Turkey Fund, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to repurchase up to 433,673 shares of its issued and outstanding common stock, par value $0.001 per share (the “Fund Shares”), which is equal to approximately 5% of the Fund’s issued and outstanding shares as of May 29, 2015, for cash at a price equal to 98% of the Fund’s net asset value (“NAV”) per share as determined by the Fund on July 27, 2015, upon the terms and subject to the conditions set forth in the Offer to Repurchase, dated June 25, 2015, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer to Repurchase”). THE OFFER TO REPURCHASE EXPIRES AT 5:00 P.M., EASTERN TIME, ON JULY 24, 2015, UNLESS EXTENDED (THE “EXPIRATION DATE”). If the Offer to Repurchase is extended beyond July 24, 2015, the purchase price for Fund Shares will be equal to 98% of the Fund’s NAV per share as determined by the Fund on the next business day after the new Expiration Date, as extended.

The Fund is making the Offer to Repurchase in connection with the Fund’s discount management program, the terms of which were announced on July 28, 2014. This program provides for one contingent tender offer during the period from August 1, 2014 through July 31, 2015 for up to 5% of the Fund’s issued and outstanding shares of common stock at a price equal to 98% of the Fund’s NAV per share if the Fund’s shares trade at an average discount to NAV of more than 10% during the applicable fifteen-week measurement period. At the conclusion of the fifteen-week measurement period that began on January 12, 2015 and ended on April 24, 2015, shares of common stock of the Fund traded at an average discount to NAV of -10.01%; therefore, the Fund is conducting this repurchase offer.

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Fund Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Fund Shares we hold for your account. A tender of such Fund Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1. Unless extended, the Offer to Repurchase expires at 5:00 p.m., Eastern Time, on July 24, 2015. Fund Shares may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the Expiration Date, and, if tendered Fund Shares have not yet been accepted for payment by the Fund, at any time on or after August 21, 2015. Any stockholder may withdraw all, but not less than all, of the Fund Shares that the stockholder has tendered.

2. The Offer to Repurchase is subject to certain conditions set forth in the Offer to Repurchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Fund Shares tendered, and the Fund may also amend, extend or terminate the Offer to Repurchase.

3. The Fund is offering to repurchase up to 433,673 Fund Shares. If stockholders tender more than 433,673 Fund Shares for repurchase (and withdrawals, if any, do not reduce the amount tendered to below 433,673 Fund Shares), the Fund will repurchase duly tendered Fund Shares from participating stockholders on a pro rata basis, disregarding fractions, based upon the number of Fund Shares each stockholder tenders for repurchase and does not timely withdraw, unless the Fund determines not to purchase any Fund Shares. The Fund does not intend to increase the number of Fund Shares that it is offering to repurchase, even if stockholders tender more than the maximum number of Fund Shares to be repurchased by the Fund in the repurchase offer.

IF YOU WISH TO HAVE US TENDER YOUR FUND SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US AT OUR ABOVE ADDRESS THE BELOW INSTRUCTION FORM. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS

POSSIBLE TO PERMIT US AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON JULY 24, 2015, UNLESS EXTENDED.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT BE ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE TENDER OFFER OR THE ACCEPTANCE OF THE TENDER OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, PERSONS IN WHOSE POSSESSION IT COMES ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Very truly yours,

The Central Europe, Russia and Turkey Fund, Inc.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of our letter and the enclosed Offer to Repurchase, dated June 25, 2015, relating to the offer by The Central Europe, Russia and Turkey Fund, Inc. (the “Fund”) to purchase up to 433,673 of its issued and outstanding shares of common stock, par value $0.001 per share (the “Fund Shares”).

This form will instruct us to tender to the Fund the number of Fund Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Repurchase.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED

                                                         Fund Shares

Enter number of Fund Shares to be tendered.

SIGN HERE

Signature(s)
Print Name(s)
Address(es)
Area Code and Telephone No.
Taxpayer Identification or Social Security No.
Date
Account No.

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